Exhibit 99.B9

April 30, 2010

United Investors Life Insurance Company

2001 Third Avenue South

Birmingham, Alabama 35233

Gentlemen:

With reference to Post-Effective Amendment No. 27 to the Registration Statement filed on Form N-4 (File No. 33-12000) as amended, filed by United Investors Life Insurance Company and United Investors Annuity Variable Account with the Securities and Exchange Commission covering flexible premium deferred variable annuity policies, I have examined such documents and such law as I considered necessary and appropriate, and on the basis of such examination, it is my opinion that:

1.	United Investors Life Insurance Company is duly organized and validly existing under the laws of the State of Nebraska and has been duly authorized to issue individual flexible premium deferred variable annuity policies by the Department of Insurance of the State of Nebraska.

2.	United Investors Annuity Variable Account is a duly authorized and existing separate account established pursuant to the provision of Section 376.309, of the Revised Statutes of Missouri and currently operating under Nebraska law.

3.	The flexible premium deferred variable annuity policies, when issued as contemplated by said Form N-4 Registration Statement, will constitute legal, validly issued and binding obligations of United Investors Life Insurance Company.

I hereby consent to the filing of this opinion as an Exhibit to Post Effective Amendment No. 27 to said Registration Statement.

Very truly yours,

/s/ John H. Livingston
John H. Livingston, Esq.
Secretary and Counsel